VHS NETWORK, INC.
            1400 Dixie Road, Suite 305, Mississauga, Ontario L5E 3E1


July 28, 2003

United States Securities and Exchange Commission
Division of Corporation Finance
Office of Small Business Review
450-5th Street, Northwest, Room 3112
Washington DC 20549

Dear Sir or Madam:

         RE: VHS Network, Inc.
         (File No. 0-29827),
         Form 10KSB for year ended December 31, 2002

This letter is in response to your correspondence dated June 30, 2003.

Please be advised that VHS Network, Inc. (the "Company") has re-filed its Form 10KSB for the year ended December 31, 2002. We have included or made the following changes, as per your request of June 30, 2003.

Change of Accountants

The Company has caused to be filed a Form 8-K re change of auditors with respect to the change of auditors from Gary Brown, C.A. to SF Partnership LLP along with the appropriate consents.

The audit report of Gary Brown, C.A. covering the 2001 financial statements of the Company has been included in the Form 10-KSB/A filing for the year ended December 31, 2002. The said audit report precedes the 2002 audit report of SF Partnership LLP.

Consolidated Statements of Operations

The writedown of assets and inventory allowance have been re-classified and are now included under operating expenses, as per your request. The foreign exchange gain, as per our conversation, remains stated under "other income" expense, as in prior years.

Item 307

We have amended the Section 302 Certificate as per your request, and attached same as an exhibit to the Form 10KSB/A.


Form 8-K dated February 12, 2002

We have requested a letter from PMB and Company LLP with respect to the filing of our Form 8-K (re change of auditors) of February 12, 2002. As of the date hereof, we have not yet received a copy of the letter from PMB and Company LLP.

Yours truly,

VHS Network, Inc.


Per: /s/ Elwin Cathcart
     ------------------------------
         Elwin Cathcart, CEO